UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2016

AMERICAN BIO MEDICA CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY 12106

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On September 29, 2016, upon request of Edmund M. Jaskiewicz, President of the corporation and former Chairman of the Board, and upon approval of the American Bio Medica Corporation (“the “Company”) Board of Directors, the Company entered into an agreement to exchange certain debt payable to Mr. Jaskiewicz for restricted shares of the Company’s common stock. The extinguishment of the debt was also authorized and consented to by Crestmark Bank, the Company’s line of credit lender, (“Crestmark”); as the debt owed to Mr. Jaskiewicz was subordinate to the Crestmark line of credit debt.

ITEM 3.02	Unregistered Sales of Equity Securities

On September 30, 2016 and in connection with the agreement indicated above, the Company exchanged debt in the amount of $154,279 owed to Mr. Jaskiewicz for 1,186,765 restricted shares of the Company’s common stock. The number of common shares to be issued to Mr. Jaskiewicz was determined by using the average closing price of the Company’s common shares for the ten (10) consecutive trading days preceding the issuance, or $0.13 per share. The issuance of the shares of common stock was exempt from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering. As of the date of this report (and with this issuance), the Company has 28,458,173 shares of common stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Chief Executive Officer (Principal Executive Officer)
Principal Financial Officer

Dated: October 4, 2016